Exhibit 10.33
EMPLOYMENT AGREEMENT

This Agreement is between Lori Komstadius (“Executive”) and United HealthCare Services, Inc. (“UnitedHealth Group”), and is effective as of June 29, 2007 (the “Effective Date”). This Agreement's purposes are to set forth certain terms of Executive's employment by UnitedHealth Group or one of its affiliates and to protect UnitedHealth Group's knowledge, expertise, customer relationships, and confidential information. Unless the context otherwise requires, “UnitedHealth Group” includes all its affiliated entities.
1.    Employment and Duties.

A.	Employment. UnitedHealth Group hereby employs Executive, and Executive accepts employment, under this Agreement's terms.

B.
Titles and Duties. Executive will be employed as the Executive Vice President, Human Capital and of UnitedHealth Group Incorporated, and will report to the Chief Executive Officer of UnitedHealth Group Incorporated. Executive will perform such duties, have such authority, and exercise such supervision and control as are commonly associated with Executive's position, as well as perform such other duties as are reasonably assigned to Executive. Executive will devote substantially all of Executive's business time and energy to Executive's duties. Executive will maintain operations in Executive's area of responsibility, and make every reasonable effort to ensure that the employees within that area of responsibility act, in compliance with applicable law and UnitedHealth Group's Principles of Integrity and Compliance. Executive is subject to all of UnitedHealth Group's employment policies and procedures (except as specifically superseded by this Agreement).

2.     Compensation and Benefits.

A.	Base Salary. Executive's initial annual base salary will be $550,000, payable according to UnitedHealth Group's regular payroll schedule. Periodic adjustments to Executive's base salary may be made.

B.
Incentive Compensation. Executive will be eligible to participate in UnitedHealth Group's incentive compensation plans in UnitedHealth Group's discretion and in accordance with the plans' terms and conditions. Executive's initial target bonus potential under UnitedHealth Group's Executive Incentive Plan, as amended, for the annual cash incentive will be 75% of annual base salary and for the long-term cash incentive will be 50% of annual base salary, in each case subject to periodic adjustments.

C.
Equity Awards. Executive will be eligible for stock-based awards in UnitedHealth Group's discretion. In accordance with guideline amounts authorized by United Health Group's Compensation and Human Resources Committee, management will recommend that, in connection with the commencement of employment, Executive be awarded equity compensation in the form of Restricted Stock with a value of $1,000,000 and Stock-Settled Stock Appreciation Rights (SARs) with a Black Scholes value of $1,800,000. Subject to the terms of the applicable equity award certificate and the Company's 2002 Stock Incentive Plan, as amended, the Restricted Stock and SARs shall vest 25% on each of the first through fourth anniversary of the grant date. Executive's recommended grant will be reviewed by the Compensation and Human Resources Committee at a regularly scheduled quarterly committee meeting.

D.
Cash Sign-On Bonus. Executive will receive a “sign-on” bonus of $100,000, payable after the completion of 60 days from Executive's official start date in accordance with the next scheduled payroll cycle, subject to applicable taxes and withholdings. If Executive's employment is terminated within 12 months after the hire date (a) voluntarily by Executive, or (b) by UnitedHealth Group for reasons that constitute a violation of UnitedHealth Group's Principles of Integrity and Compliance, Executive agrees to repay to UnitedHealth Group a pro-rata portion of the sign-on bonus based on the number of full months Executive was employed. For example, if Executive terminates her employment six months following her hire date, Executive agrees to repay 1/2 of the sign-on bonus.

E.
Employee Benefits. Executive will be eligible to participate in UnitedHealth Group's employee welfare, retirement, and other benefit plans on the same basis as other similarly situated executives, in accordance with the terms of the plans. Executive will be eligible for Paid Time Off in accordance with UnitedHealth Group's policies. UnitedHealth Group reserves the right to amend or discontinue any plan or policy at any time in its sole discretion. In addition to the Company's generally available benefits, the Company shall provide Executive, at the Company's expense during the term of Executive's employment, a $2 million face value term life insurance policy and a long term disability policy which covers 60% of base salary in the event of a qualifying long term disability, subject to the terms of the policy.

F.
Relocation Expenses. UnitedHealth Group will pay for or reimburse Executive for certain relocation expenses according to UnitedHealth Group's Relocation Policy (“Relocation Expenses”). If Executive's employment is terminated within 12 months after the hire date (a) voluntarily by Executive, or (b) by UnitedHealth Group for reasons that constitute a violation of UnitedHealth Group's Principles of Integrity and Compliance, Executive agrees to repay to UnitedHealth Group a pro-rata portion of the Relocation Expenses based on the number of full months Executive was employed. For example, if Executive terminates her employment six months following her hire date, Executive agrees to repay 1/2 of the Relocation Expenses.
3.    Term and Termination.

A.	Term. This Agreement's term is from the Effective Date until this Agreement is terminated under Section 3.B.

B.	Termination.
i.    By Mutual Agreement. The parties may terminate Executive's employment and this Agreement at any time by mutual agreement.
ii.    By UnitedHealth Group without Cause. UnitedHealth Group may terminate this Agreement and Executive's employment without Cause upon 90 days' prior written notice.
iii.    By UnitedHealth Group with Cause. UnitedHealth Group may terminate this Agreement and Executive's employment at any time for Cause. “Cause” means Executive's (a) material failure to follow UnitedHealth Group's reasonable direction or to perform any duties reasonably required on material matters, (b) material violation of, or failure to act upon or report known or suspected violations of, UnitedHealth Group's Principles of Integrity and Compliance, (c) conviction of a felony, (d) commission of any criminal, fraudulent, or dishonest act in connection with Executive's employment, (e) material breach of this Agreement, or (f) conduct that is materially detrimental to UnitedHealth Group's interests. UnitedHealth Group will, within 120 days of the discovery of the conduct, give Executive written notice specifying the conduct constituting Cause in reasonable detail and Executive will have 60 days to remedy such conduct, if such conduct is reasonably capable of being remedied. In any instance where the Company may have grounds for Cause, failure by the Company to provide written notice of the grounds for Cause within 120 days of discovery shall be a waiver of its right to assert the subject conduct as a basis for termination for Cause.
iv.    By Executive without Good Reason. Executive may terminate this Agreement and Executive's employment at any time for any reason, including due to Executive's retirement.
v.    By Executive for Good Reason. Executive may terminate this Agreement and Executive's employment for Good Reason, as defined below. Executive must give UnitedHealth Group written notice specifying in reasonable detail the circumstances constituting Good Reason, within 120 days of becoming aware of such circumstances, or such circumstances will not constitute Good

Reason. If the circumstances constituting Good Reason are reasonably capable of being remedied, UnitedHealth Group will have 60 days to remedy such circumstances. “Good Reason” will exist if, without Executive's consent, UnitedHealth Group: (a) reduces Executive's base salary or long or short term target bonus percentage other than in connection with a general reduction affecting a group of similarly situated employees; (b) moves Executive's primary work location more than 50 miles; (c) makes changes that substantially diminish Executive's duties or responsibilities; or (d) changes the Executive's reporting relationship.
vi.    Due to Executive's Death or Disability. This Agreement and Executive's employment will terminate automatically if Executive dies. The termination date will be the date of Executive's death. UnitedHealth Group may terminate this Agreement and Executive's employment due to Executive's disability that renders Executive incapable of performing the essential functions of Executive's job, with or without reasonable accommodation. Executive will not be entitled to Severance Benefits under Section 4 in the event of termination due to Executive's death or disability.
4.    Severance Benefits.

A.
Circumstances under Which Severance Benefits Payable. Executive will be entitled to Severance Benefits only if Executive's employment is terminated by UnitedHealth Group without Cause or if Executive terminates employment for Good Reason. The Severance Benefits in this Agreement are in lieu of any payments or benefits to which Executive otherwise might be entitled under any UnitedHealth Group severance plan or program.

B.	Severance Benefits. Executive will be entitled to the following Severance Benefits in the event Executive's employment terminates under the circumstances described at Section 4A above:
(1) Two times Executive's annualized base salary as of Executive's termination date.
(2) Two times the average of the total of any bonus or incentive compensation paid or payable to Executive for the two most recent calendar years (excluding equity-related awards, payments under any long-term or similar benefit plan, or any other special or one-time bonus or incentive compensation payments); provided, however, that if termination occurs within two years following the Effective Date, the amount payable under this paragraph will be two times the greater of (i) Executive's target incentive, or (ii) the most recent year's annual bonus after the first year anniversary of this Agreement.

(3) $12,000 payment to offset costs of COBRA.
(4) Outplacement services consistent with those provided to similarly situated executives.
Subject to the provisions of § 416(i) of the Internal Revenue Code, all payments in (1)-(2) above will be less applicable deductions, including deductions for tax withholding, and will be paid bi-weekly on the regular payroll cycle over the two year severance period.

C.
Separation Agreement and Release Required. In order to receive any Severance Benefits under this Agreement, Executive must sign a separation agreement and release of claims substantially in the form attached hereto.

5..	Property Rights, Confidentiality, Non-Disparagement, and Restrictive Covenants.

A.	UnitedHealth Group's Property.

i.
Assignment of Property Rights. Executive must promptly disclose in writing to UnitedHealth Group all inventions, discoveries, processes, procedures, methods and works of authorship, whether or not patentable or copyrightable, that Executive alone or jointly conceives, makes, discovers, writes or creates, during working hours or on Executive's own time, during this Agreement's term (the “Works”). Executive hereby assigns to UnitedHealth Group all Executive's rights, including copyrights and patent rights, to all Works. Executive must assist UnitedHealth Group as it reasonably requires to perfect, protect, and use its rights to the Works. This provision does not apply to any Work for which no UnitedHealth Group equipment, supplies, facility or trade secret information was used and: (1) which does not relate directly to UnitedHealth Group's business or actual or demonstrably anticipated research or development, or (2) which does not result from any work performed for UnitedHealth Group.

ii.
No Removal of Property. Executive may not remove from UnitedHealth Group's premises any UnitedHealth Group records, documents, data or other property, in either original or duplicate form, except as necessary in the ordinary course of UnitedHealth Group's business.

iii.
Return of Property. Executive must immediately deliver to UnitedHealth Group, upon termination of employment, or at any other time at UnitedHealth Group's request, all UnitedHealth Group property, including records, documents, data, and equipment, and all copies of any such property, including any records or data Executive prepared during employment.

B.
Confidential Information. Executive will be given access to and provided with sensitive, confidential, proprietary and trade secret information (“Confidential Information”) in the course of Executive's employment. Examples of Confidential Information include: inventions; new product or marketing plans; business strategies and plans; merger and acquisition targets; financial and pricing information; computer programs, source codes, models and databases; analytical models; customer lists and information; and supplier and vendor lists and information. Executive agrees not to disclose or use Confidential Information, either during or after Executive's employment with UnitedHealth Group, except as necessary to perform Executive's UnitedHealth Group duties or as UnitedHealth Group may consent in writing. This Agreement does not restrict use or disclosure of publicly available information or information: (i) that Executive obtained from a source other than UnitedHealth Group before becoming employed by UnitedHealth Group; or (ii) that Executive received from a source outside UnitedHealth Group without an obligation of confidentiality.

C.
Non-Disparagement. Executive agrees not to make any negative comments or otherwise disparage UnitedHealth Group or those associated with it, whether orally, in writing or otherwise, directly or by implication, to any person or entity, including UnitedHealth Group customers and agents.

D.
Restrictive Covenants. Executive agrees to the restrictive covenants in this Section in consideration of Executive's employment and UnitedHealth Group's promises in this Agreement, including providing Executive access to Confidential Information. The restrictive covenants in this Section apply during Executive's employment and for 24 months following termination of employment for any reason. Executive agrees that he will not, without UnitedHealth Group's prior written consent, directly or indirectly, for Executive or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner or shareholder, or in any other individual or representative capacity:

i.
Customer Solicitation: Executive will not engage in, or attempt to engage in, any business competitive with any UnitedHealth Group business with any person or entity who: (a) was a UnitedHealth Group provider or customer within the 12 months before Executive's employment termination and (b) with whom Executive had contact to further UnitedHealth Group's business or for whom Executive performed services, or supervised the provision of services for, during Executive's employment.

ii.	Employee Solicitation: Executive will not hire, employ, recruit or solicit any UnitedHealth Group employee or consultant.

iii.
Interference: Executive will not induce or influence any UnitedHealth Group employee, consultant, customer or provider to terminate his, her or its employment or other relationship with UnitedHealth Group.

iv.
Competitive Activities: Executive will not engage or participate in, or in any way render services or assistance to, any business that competes, directly or indirectly, with any UnitedHealth Group product or service that Executive participated in, engaged in, or had Confidential Information regarding, during Executive's employment; provided, however, that this Section 5.D.iv will not prevent Executive from being employed by, or working as a consultant to, or serving on the board of, or being an owner or an investor in, a private equity firm.

v.	Assisting Others. Executive will not assist anyone in any of the activities listed above.

E.
Cooperation and Indemnification. Executive agrees that Executive will cooperate (i) with UnitedHealth Group in the defense of any legal claim involving any matter that arose during Executive's employment with UnitedHealth Group, and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding concerning UnitedHealth Group. UnitedHealth Group will reimburse Executive for any reasonable travel and out-of-pocket expenses incurred by Executive in providing such cooperation. UnitedHealth Group will indemnify Executive, in accordance with the Minnesota Business Corporation Act, for all claims and other covered matters arising in connection with Executive's employment.

F.
Injunctive Relief. Executive agrees that (a) legal remedies (money damages) for any breach of Section 5 will be inadequate, (b) UnitedHealth Group will suffer immediate and irreparable harm from any such breach, and (c) UnitedHealth Group will be entitled to injunctive relief from a court in addition to any legal remedies UnitedHealth Group may seek in arbitration. If an arbitrator or court determines that Executive has breached any provision of Section 5, Executive agrees to pay to UnitedHealth Group its reasonable costs and attorney's fees incurred in enforcing that provision.

G.	Survival. This Section 5 will survive this Agreement's termination.

6.	Miscellaneous.

A.	Tax Withholding. All compensation payable under this Agreement will be subject to applicable tax withholding and other required or authorized deductions.

B.	Assignment. Executive may not assign this Agreement. UnitedHealth Group may assign this Agreement. Any successor to UnitedHealth Group will be deemed to be UnitedHealth Group under this Agreement.

C.
Notices. All notices under this Agreement must be hand delivered or sent by registered or certified mail, return receipt requested and postage prepaid, to the party's address below or to the party's current address at the time of notice.

UnitedHealth Group:
UnitedHealth Group
Attn: Vice President, Employee Relations
9900 Bren Road East
Minnetonka, MN 55343
Executive:
Lori Sweere Komstadius
9900 Bren Road East
Minnetonka, MN 55343

D.
Entire Agreement, Amendment. This Agreement contains the parties' entire agreement regarding its subject matter and may only be amended in a writing signed by the parties. This Agreement supersedes any and all prior oral or written employment agreements (including letters and memoranda) between Executive and UnitedHealth Group or its predecessors. This Agreement does not supersede any stock option, restricted stock, or stock appreciation rights plan or award certificate.

E.	Choice of Law. Minnesota law governs this Agreement.

F.
Waivers. No party's failure to exercise, or delay in exercising, any right or remedy under this Agreement will be a waiver of such right or remedy, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of such right or remedy.

G.
Narrowed Enforcement and Severability. If a court or arbitrator decides that any provision of this Agreement is invalid or overbroad, the parties agree that the court or arbitrator should narrow such provision so that it is enforceable or, if narrowing is not possible or permissible, such provision should be considered severed and the other provisions of this Agreement should be unaffected.

H.
Dispute Resolution and Remedies. Except for injunctive relief under Section 5.F, any dispute between the parties relating to this Agreement or to Executive's employment will be resolved by binding arbitration under UnitedHealth Group's

Employment Arbitration Policy, as it may be amended from time to time. The arbitrator(s) may not vary this Agreement's terms and must apply applicable law.

United HealthCare Services, Inc.            Lori Komstadius

By	/s/ Lois Quam		/s/ Lori Sweere Komstadius
Its	Executive Vice President
Date:		Date:	5/15/2007

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT AGREEMENT (the “Amendment”) modifies certain terms and conditions of Executive's employment agreement with UnitedHealth Care Services, Inc. or an affiliated entity (the “Employment Agreement”) for purposes of establishing documentary compliance with Section 409A of the Internal Revenue Code of 1986 and its accompanying regulations (“Section 409A”), and to permit ongoing operational compliance with Section 409A. Accordingly, in exchange for the mutual promises set forth below, notwithstanding anything else to the contrary in the Employment Agreement, Executive's Employment Agreement is amended, effective December 31, 2008, as follows:

1.
Subject to paragraph 4 below, to the extent that Executive's Employment Agreement does not already provide a schedule of payment(s) for severance compensation subject to Section 409A that is in compliance with Section 409A, then such severance compensation will be paid, minus applicable deductions, including deductions for tax withholding, in equal bi-weekly payments (other than as provided in paragraphs 3 and 4 below with respect to the first payment) on the regular payroll cycle commencing on the Starting Date (as defined below) and continuing until the end of the severance period specified in the Employment Agreement (and for these purposes, any company option to make payment in a lump-sum shall not apply). If Executive becomes entitled to severance compensation, such payments shall be considered and are hereby designated as, a series of separate payments for purposes of Section 409A. Further, all severance compensation payable under the Employment Agreement shall be paid by, and no further severance compensation shall be paid or payable after December 31 of the second calendar year following the year in which Executive's Termination (as defined below) occurs. Any reimbursements provided for in Executive's Employment Agreement will be paid in accordance with the expense reimbursement policies of United HealthCare Services, Inc. and its affiliates (“UnitedHealth Group”).

2.
For purposes of payment of the severance compensation, Executive will be considered to have experienced a termination of employment as of the date that the facts and circumstances indicate that it is reasonably anticipated that Executive will provide no further services after such date or that the level of bona fide services that Executive is expected to perform permanently decreases to no more than 20% of the average level of bona fide services that Executive performed over the immediately preceding 36-month period. Whether Executive has had a termination of employment will be determined in a manner consistent with the definition of “separation from service” under Section 409A. A termination of employment will mean a “separation from service” and will be referred to as a “Termination”.

3.
With respect to a severance compensation payment subject to Section 409A that is not already in compliance with Section 409A, commencement of severance payments shall begin on the first payroll date that occurs in the first month that begins at least 60 days after the date of Executive's Termination (the “Starting Date”), provided that Executive has satisfied the requirement to sign a release of claims. The first payment on the Starting Date shall include those payments that would have been previously paid if the payments of the severance compensation had begun on the first payroll date following the date of Executive's Termination. UnitedHealth Group shall provide to Executive a form of separation agreement and release of claims no later than three (3) days following Executive's date of Termination. Executive must execute and deliver the separation agreement and release of claims within fifty (50) days after Executive's date of Termination. If Executive does not timely execute and deliver to UnitedHealth Group such separation agreement and release, or if Executive does so, but then revokes it if permitted by and within the time required by applicable law, UnitedHealth Group will have no obligation to pay severance compensation to Executive.

4.
If Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to procedures adopted by UnitedHealth Group) at the time of Executive's Termination and any amount that would be paid to Executive during the six-month period following Termination constitutes a deferral of compensation (within the meaning of Section 409A), such amount shall not be paid to Executive until the later of (i) six months after the date of Executive's Termination, and (ii) the payment date or commencement date specified in this Agreement for such payment(s). On the first regular payroll date following the expiration of such six-month period (or if Executive dies during the 6-month period, the first payroll date following the death), any payments that were delayed pursuant to the preceding sentence shall be paid to Executive in a single lump sum and thereafter all payments shall be made as if there had been no such delay.

5.
To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A. This Agreement shall be construed in a manner to give effect to such intention. In no event whatsoever shall UnitedHealth Group be liable for any tax, interest or penalties that may be imposed on Executive under Section 409A. Neither UnitedHealth Group nor any of its affiliates have any obligation to indemnify or otherwise hold Executive harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto.

Except as expressly set forth in this Amendment, the Employment Agreement remains in full force and effect according to its terms.

UNITED HEALTHCARE SERVICES, INC.        EXECUTIVE

By	/s/ Thomas Strickland		/s/ Lori Sweere Komstadius
Lori Sweere
Its	EVP / CLO
Date:	12/11/2008	Date:	12/8/2008